Exhibit 10.27

ZILLOW GROUP, INC.
2020 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD NOTICE
Zillow Group, Inc. (the “Company”) hereby grants to you a Restricted Stock Unit Award (the “Award”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement, including any additional terms and conditions for your country in the appendix attached thereto (the “Appendix”) (together with the Restricted Stock Unit Award Agreement, the “Award Agreement”) and the Zillow Group, Inc. 2020 Incentive Plan (the “Plan”), which are incorporated into the Award Notice in their entirety. Subject to the terms and conditions of the Award Notice and the Award Agreement, the Award will be settled in shares of the Company's Class C Capital Stock upon vesting.

Participant:	<first_name> <last_name>
Grant Number:	<award_id>
Grant Date:	<award_date>
Number of Restricted Stock Units Subject to Award (the “Units”):	<shares_awarded>
Vesting Commencement Date:	<Award_User_Defined_1>
Vesting Schedule (subject to continued employment or service):	<vesting_schedule>
Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Award Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersede all prior oral and written agreements or other communications on the subject. The Award is hereby granted in full satisfaction of the Company's obligations to grant such Award pursuant to any new hire offer letter, promotion letter, or other communication by the Company, if applicable.

Attachment: 1. Restricted Stock Unit Award Agreement (including the Appendix)

ZILLOW GROUP, INC.
2020 INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement, including any additional terms and conditions for your country set forth in the appendix attached hereto (the “Appendix, and together with the Award Notice and this Restricted Stock Unit Award Agreement, this “Award Agreement”), Zillow Group, Inc. (the “Company”) has granted to you a Restricted Stock Unit Award (the “Award”) under the Zillow Group, Inc. 2020 Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:
1.Vesting
Subject to the terms of this Award Agreement, the Award will vest as set forth in the Award Notice (the “Vesting Schedule”). Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”).
As soon as practicable after Unvested Units become Vested Units, but not later than 60 days after vesting, the Company will settle the Vested Units by issuing to you, for each Vested Unit, one share of Class C Capital Stock. If a vesting date falls on a weekend or any other date on which the Nasdaq Stock Market (“NASDAQ”) is not open, affected Units will vest on the next following NASDAQ business day. The Award will terminate and the Unvested Units will be forfeited upon your Termination of Service as set forth in Section 2.
2.Termination of Service

2.1. Upon your Termination of Service for any reason, any portion of the Award that has not vested as provided in Section 1 will immediately be forfeited to the Company without payment of any consideration to you. You will have no further rights, and the Company will have no further obligations to you, with respect to such Unvested Units.

2.2. For purposes of the Award, in the event of your Termination of Service (regardless of the reason for such termination and whether or not found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise providing services, or the terms of your employment or service agreement, if any), your right to vest in the Units, if any, will terminate effective as of the date you are no longer actively providing services to the Company or any Related Company and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave”

or similar period mandated under employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether you may still be considered to be providing services while on a leave of absence).

3.Compliance with Law

3.1. You represent and warrant that you have been furnished with a copy of the Plan and the summary for the Plan.

3.2. You hereby agree that you will in no event sell or distribute all or any part of the shares of Class C Capital Stock that you may receive pursuant to settlement of the Units (the “Shares”) unless (a) there is an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and applicable U.S. state securities laws covering any such transaction involving the Shares, or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the U.S. Securities and Exchange Commission (“SEC”) and has not represented to you that it will so maintain registration of the Shares. Any sale of Shares is also subject to the Company’s Insider Trading Policy.

3.3. You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable U.S. or non-U.S. securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

3.4. You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Award Agreement or the breach by you of any terms or conditions of this Award Agreement.

4.Transfer Restrictions
Units may not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.
5.No Rights as Shareholder
You will not have any voting, dividend or any other rights as a shareholder of the Company with respect to the Units.

6.Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and the Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing the Award Notice, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.
7.Book Entry Registration of Shares
    The Company will issue the Shares by registering the Shares in book entry form with the Company's transfer agent in your name and any applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.
8.Withholding

8.1. You are ultimately responsible for all taxes owed in connection with the Award (e.g., upon vesting and/or upon receipt of the Shares), including any federal, state, provincial, local or foreign taxes of any kind required by law to be withheld by the Company or a Related Company in connection with the Award, including FICA or any other tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any Related Company takes with respect to any such Tax Withholding Obligation. The Company makes no representation or undertaking regarding the adequacy of any tax withholding made in connection with the Award. The Company has no obligation to deliver Shares pursuant to the Award until you have satisfied the Tax Withholding Obligation.

8.2. In order to satisfy your obligations set forth in Section 8.1, you previously have or now hereby irrevocably appoint any brokerage firm acceptable to the Company for such purpose (the “Agent”) as your Agent, and authorize the Agent, to:

8.2.1. Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Units, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the amount of any Tax Withholding Obligation and all applicable fees and commissions due to, or required to be collected by, the Agent;

8.2.2. Remit directly to the Company the cash amount necessary to cover the payment of such Tax Withholding Obligation, as of such date;

8.2.3. Retain the amount required to cover all applicable brokerage fees, commissions and other costs of sale due to, or required to be collected by, the
Agent, relating directly to the sale of Shares referred to in clause (a) above; and

8.2.4. Remit any remaining funds to you.
    Any prior written agreement by you to the foregoing terms with respect to the Units is referred to as the “Tax Withholding Agreement.” As of the date of execution of the Tax Withholding Agreement or the Award Notice, as applicable, you represent and warrant that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company; are not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales as provided herein; do not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to this Section 8.2; and are entering into this Section 8.2 of this Award Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company's securities on the basis of material nonpublic information) under the Exchange Act. It is the intent of the parties that this Section 8.2 comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Award Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.
    You understand that the Agent may effect sales as provided in clause (a) above jointly with sales for other employees of the Company and that the average price for executions resulting from bunched orders will be assigned to your account. You acknowledge that neither the Company nor the Agent is under any obligation to arrange for such sales at any particular price, and that the proceeds of any such sales may not be sufficient to satisfy your Tax Withholding Obligation. In addition, you acknowledge that it may not be possible to sell Shares as provided by this Section 8.2 due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the NASDAQ Stock Market or other exchange where the Shares may be traded. In the event of the Agent's inability to sell any Shares or that number of Shares sufficient to cover your personal tax withholding obligation, you will continue to be responsible for payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld.
    You acknowledge that regardless of any other term or condition of this Award Agreement, neither the Agent nor the Company will be liable to you for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond the Agent's reasonable control.

You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent or the Company reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 8.2. The Agent is a third party beneficiary of this Section 8.2.
Notwithstanding the foregoing terms of this Section 8.2, if you are subject to “blackout trading periods” under the Company's Insider Trading Policy, your agreement to the terms of this Section 8.2 (whether pursuant to a Tax Withholding Agreement or execution of the Award Notice, as applicable) will only be effective if you agree to the terms of this Section 8.2 at a time that is outside of a “blackout period.”

8.3. Notwithstanding the foregoing, to the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to you, a number of whole Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation (which Shares may be withheld up to the applicable minimum required tax withholding rate or up to such other applicable rate permitted by the Company that avoids adverse treatment for financial accounting purposes).

8.4. Furthermore, you acknowledge that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Withholding Obligations or tax treatment in connection with any aspect of the Award, including but not limited to, the grant, vesting, the issuance of Shares upon vesting, the subsequent sale of Shares acquired pursuant to the Award and the receipt of any dividends, and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax Withholding Obligations or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company (or your employer, as applicable) may be required to withhold or account for Tax Withholding Obligations in more than one jurisdiction.

9.Nature of Grant. By accepting the Award, you acknowledge, understand and agree that:

9.1. the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
9.2. the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
9.3. all decisions with respect to future equity-based awards or other grants, if any, will be at the sole discretion of the Company;
9.4. you are voluntarily participating in the Plan;
9.5. the Award and the Shares subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
9.6. unless otherwise agreed with the Company, the Award and any Shares subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Related Company;

9.7. the Award and the Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
9.8. the future value of the Shares subject to the Award is unknown, indeterminable and cannot be predicted;
9.9. unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; the Award and the Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Company; and
9.10. neither the Company nor any other Related Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Units or of any amounts due to you pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.

10.General Provisions

10.1. No Right to Damages. You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires unvested. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or any other Related Company to you.

10.2. Recovery of Compensation. In accordance with Section 17.6 of the Plan, the Award is subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (d) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to you and/or required by applicable law.

10.3. Assignment. The Company may assign its rights under this Award Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors.

10.4. No Waiver. No waiver of any provision of this Award Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10.5. Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Award Agreement.

10.6. Agreement Is Entire Contract. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede all prior oral or written agreements on the subject. This Award Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

10.7. Successors and Assigns. The provisions of this Award Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Award Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

10.8. No Employment or Service Contract. Nothing in the Plan or this Award Agreement will be deemed to constitute an employment contract or other service contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any other Related Company, as applicable, or limit in any way the right of the Company or any other Related Company, as applicable, to terminate your employment or other service relationship at any time, with or without Cause.

10.9. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

10.10. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

10.11. Section 409A Compliance. This Award and any Shares issuable thereunder are intended to qualify for an exemption from or comply with Section 409A of the Code. Notwithstanding any other provision in this Award Agreement and the Plan to the contrary, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but will not be required, to unilaterally amend or modify this Award Agreement so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representations that the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Award. No provision of the Plan, this Award Agreement or the Award Notice will be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from you or any other individual to the Company. By executing the Award Notice, you agree that you will be deemed to have waived any claim against the Company with respect to any such tax consequences.

10.12. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

10.13. Language. You acknowledge and represent that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of this Award Agreement and any other documents related to the Plan. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

10.14. Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. It is your responsibility to be compliant with such regulations, and you are advised to consult your personal legal advisor for any details.

10.15. Appendix. Notwithstanding any provision in this Restricted Stock Unit Award Agreement, any Awards granted under the Plan will be subject to any additional terms and conditions for your country set forth in the Appendix attached hereto. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes a part of this Award Agreement.

10.16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.